EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
RSI Systems, Inc.:

We consent to incorporation by reference in the registration statements (commission File numbers 333-62573, 33-95912, 333-18613, 333-70773 and
333-46721) on Forms S-8 and S-3 of RSI Systems, Inc. of our report dated August 12, 1999, relating to the balance sheet of RSI Systems, Inc. as of June 30, 1999 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 1999, which report appears in the June 30, 2000 annual report on Form 10-KSB of RSI Systems, Inc.



                  /s/  KPMG, LLP


Minneapolis, Minnesota
September 27, 2000